EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	David T. Parker
Investor Relations / Public Relations
(208) 368-5584
dtparker@micron.com

Web Site URL http://www.micron.com

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE

FOURTH QUARTER AND FISCAL YEAR 2003

Announces $450 Million Investment by Intel Corporation

Boise, Idaho, September 24, 2003  — Micron Technology, Inc., (NYSE: MU) today announced results of operations for its fourth quarter and fiscal year, which ended August 28, 2003.  For the fourth quarter, the Company had a net loss of $123 million, or $0.20 per diluted share, on sales of $889 million and a net loss for the 2003 fiscal year of $1,273 million, or $2.11 per diluted share, on sales of $3,091 million.  The Company did not recognize any tax benefit in fiscal 2003 from its U.S. net operating losses.

The Company also announced today, the receipt of $450 million from Intel Corporation in exchange for the issuance of stock rights exchangeable into approximately 33.9 million shares of the Company’s common stock.  The investment was made in the context of comprehensive business agreements between the two companies confirming an ongoing, close relationship between the companies and alignment of business interests, including deployment of DDR2 memory and 300 mm wafer processing.

The Company’s sales were 21% higher in the fourth quarter as compared to the immediately preceding quarter as a result of an approximate 15% increase in megabit selling prices and an increase in megabit sales volume.  Sales for the 2003 fiscal year were 19% higher compared to fiscal 2002.  The average selling price for the Company’s primary product, the 256 Meg DDR SDRAM, decreased approximately 30% comparing the fourth quarter of fiscal 2003 to the fourth quarter of fiscal 2002.  Sales volume slightly outpaced production in the fourth quarter of fiscal 2003 resulting in lower megabit finished goods inventories as compared to the previous quarter as well as the prior year-end.

The Company’s megabit production increased approximately 8% comparing the fourth quarter of fiscal 2003 to the third quarter.  The fourth quarter increase followed megabit production increases of approximately 20% and 10% in the third and second quarters of fiscal 2003, respectively.  The megabit production gains were principally due to completion of the Company’s .13 micron process technology migration, transitions to .11 micron devices and improved manufacturing yields.

Steve Appleton, Micron’s Chief Executive Officer and President, said, “Process technology leadership is fundamental to success in the semiconductor industry.  We are pleased with the manufacturing cost reductions achieved over the past three quarters, and anticipate comparable reductions over the next couple of quarters as the benefits of maturing yields and the further migration to .11 micron devices are realized.  I’m also pleased to further strengthen the relationship between Micron and Intel.  The Intel investment demonstrates the alignment of our two companies’ roadmaps, particularly in the area of DDR2 deployment and in the development of new products.”

The Company will host a conference call today at 3:30 p.m. MDT to discuss its financial results. The conference call, audio and slides, will be available online at www.micron.com. (To access the Webcast, you will need current versions of RealPlayer or Windows Media Player and speakers for audio.) A Webcast replay will be available on the Company’s Web site until September 24, 2004. A taped audio replay of the conference call will also be available at (973) 341-3080 (confirmation code: 4173983) beginning at 5:30 p.m. MDT today and continuing until 7:30 p.m. MDT on September 29, 2003.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, Flash memory, CMOS image sensors, other semiconductor components and memory modules for use in leading-edge computing, consumer, networking, and mobile products. Micron’s common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron Technology, Inc., visit its Web site at www.micron.com.

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MICRON TECHNOLOGY, INC.

CONSOLIDATED FINANCIAL SUMMARY

(Amounts in millions except per share data)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 28,	May 29,	Aug. 29,	Aug. 28,	Aug. 29,
	2003	2003	2002	2003	2002

Net sales	$888.5	$732.7	$748.0	$3,091.3	$2,589.0
Cost of goods sold (1)	719.0	661.7	957.2	3,112.0	2,699.6
Gross margin	169.5	71.0	(209.2)	(20.7)	(110.6)

Selling, general and administrative	82.2	87.2	95.9	358.2	332.3
Research and development	166.1	161.7	136.5	656.4	561.3
Restructure charge (2)	6.7	(5.4)	—	109.2	—
Other operating expense (3)	20.1	11.2	26.0	42.0	21.1
Operating loss	(105.6)	(183.7)	(467.6)	(1,186.5)	(1,025.3)

Interest income (expense), net	(8.5)	(8.3)	4.1	(18.4)	34.5
Other non-operating income (expense)	1.0	1.0	(0.9)	4.7	(7.7)
Income tax (provision) benefit (4)	(10.1)	(23.9)	(122.1)	(73.0)	91.5
Net loss	$(123.2)	$(214.9)	$(586.5)	$(1,273.2)	$(907.0)

Loss per share: (5)
Basic	$(0.20)	$(0.36)	$(0.97)	$(2.11)	$(1.51)
Diluted	(0.20)	(0.36)	(0.97)	(2.11)	(1.51)

Number of shares used in per share calculations:
Basic	609.5	608.3	604.0	607.5	601.5
Diluted	609.5	608.3	604.0	607.5	601.5

The following table sets forth the Company’s operating loss adjusted to exclude the effects of the current and prior quarters’ inventory write-downs and the restructure and related charges.  These adjusted amounts are not presented in accordance with generally accepted accounting principles, however the Company believes this information may be useful in assessing the effects of inventory write-downs and the restructure charges on the Company’s operating loss and analyzing the Company’s operating loss trends.

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	Aug. 28,	May 29,	Aug. 29,	Aug. 28,	Aug. 29,
	2003	2003	2002	2003	2002
Operating loss:
As reported	$(105.6)	$(183.7)	$(467.6)	$(1,186.5)	$(1,025.3)
Period-end inventory write-down	4.2	14.6	173.6	4.2	173.6
Estimated net effect of previous write-downs	(76.3)	(168.1)	(43.0)	(179.1)	(497.8)
Restructure and related charges	6.7	(6.1)	—	116.3	—
As adjusted	$(171.0)	$(343.3)	$(337.0)	$(1,245.1)	$(1,349.5)

SELECTED FINANCIAL DATA

	As of
	Aug. 28,	May 29,	Aug. 29,
	2003	2003	2002
Cash and short-term investments	$921.8	$1,003.8	$985.7
Receivables	642.5	495.5	537.9
Inventories (1)	417.4	431.1	545.4
Total current assets	2,037.0	1,962.1	2,118.8
Property, plant and equipment, net	4,510.5	4,576.2	4,699.5
Restricted cash (6)	125.2	101.7	51.6
Total assets	7,158.2	7,142.6	7,555.4

Accounts payable and accrued expenses	714.7	631.3	554.1
Current portion of long-term debt	88.9	93.7	93.1
Total current liabilities	993.0	895.3	752.7
Long-term debt (7)	997.1	1,002.8	360.8
Redeemable common stock (5)	66.5	64.9	60.2
Shareholders’ equity (8)	4,971.0	5,087.2	6,306.4

	Year Ended
	Aug. 28,	Aug. 29,
	2003	2002
Net cash provided by operating activities	$284.2	$578.1
Net cash used for investing activities	(518.1)	(513.9)
Net cash provided by (used for) financing activities	406.0	(135.1)

Depreciation and amortization	1,209.9	1,177.4
Expenditures for property, plant and equipment	(821.5)	(759.9)
Payments on equipment purchase contracts	(143.2)	(122.3)

Noncash equipment acquisitions on contracts payable and capital leases	292.1	138.7

The Company’s fiscal year is the 52 or 53-week period ending on the Thursday closest to August 31.  The Company’s fiscal 2004 contains 53 weeks and the first quarter of fiscal 2004 is the 14-week period ending December 4, 2003.

On September 24, 2003 the Company received $450 million from Intel Corporation in exchange for the issuance of stock rights exchangeable into approximately 33.9 million shares of the Company’s common stock.  In conjunction with the issuance of the stock rights, the Company agreed to achieve operational objectives through May 2005, including certain levels of DDR2 production and 300 mm wafer processing capacity, and dedication of resources to advanced product development.  In the event the Company fails to achieve certain 2005 milestones and the Company’s common stock price is then below Intel’s purchase price, the Company could be obligated to pay Intel amounts not to exceed $135 million, a substantial portion of which is payable, at the Company’s election, in the Company’s common stock.  The operational objectives are in line with the Company’s business plans and currently the Company is confident that each associated milestone will be met.

(1)

Charges to write down the Company’s work in process and finished goods inventories to their estimated market values were $4 million, $15 million and $174 million for the fourth quarter and third quarter of fiscal year 2003 and the fourth quarter of fiscal 2002, respectively, and were $307 million and $376 million for fiscal years 2003 and 2002, respectively.  The write-down in the fourth quarter of fiscal 2003 related primarily to Flash products.  Cost of goods sold in fiscal 2003 also includes a $7 million write-down of raw materials and work in process inventories associated with products discontinued in connection with the Company’s restructure activities.  See Note (2).

(2)

In the second quarter of fiscal 2003, the Company initiated a series of cost-reduction measures.  In connection with its restructure plan, the Company’s results of operations in fiscal 2003 include a restructure charge of $109 million and other restructure-related charges of $7 million, which are included in cost of goods sold to write down the carrying value of raw materials and work in process inventories associated with discontinued products.  The restructure charge includes the write-down of equipment of $51 million, severance and other termination benefits of $26 million, the write-off of certain intangible assets of $19 million, and other costs totaling $13 million.  The Company’s restructure charge in the fourth quarter of fiscal 2003 primarily reflects changes in estimated losses associated with assets held for sale.

(3)

Other operating expense in the fourth quarter of fiscal 2003 includes losses net of gains on write-downs and disposals of semiconductor equipment of $22 million and gains of $2 million from changes in currency exchange rates.  Other operating expense in the fourth quarter of fiscal 2002 includes losses net of gains on write-downs and disposals of semiconductor equipment of $17 million and losses of $11 million from changes in currency exchange rates.

Other operating expense in fiscal 2003 includes losses net of gains on write-downs and disposals of semiconductor equipment of $42 million and losses of $11 million from changes in currency exchange rates.  Other operating expense in fiscal 2003 is net of $14 million in receipts from the U.S. government in connection with anti-dumping tariffs.  Other operating expense in 2002 includes losses net of gains on write-downs and disposals of semiconductor equipment of $27 million.

(4)

Income taxes for fiscal 2003 primarily reflect taxes on the Company’s non-U.S. operations.  Beginning with the fourth quarter of fiscal 2002, the Company recognized no tax benefit from its domestic net operating losses in accordance with Statement of Financial Accounting Standards No. 109.

(5)

On April 22, 2002, the Company acquired substantially all of the assets of Toshiba Corporation’s (“Toshiba”) DRAM business as conducted by Dominion Semiconductor, L.L.C. located in Virginia.  The total purchase price of $328 million included cash and 1.5 million shares of the Company’s common stock, which was valued at $58 million on the date of the acquisition.  The Company granted Toshiba an option to require the Company to repurchase on October 21, 2003, all of these shares for approximately $68 million in cash.  The option expires if the closing price of the Company’s common stock is at or above $45.05 per share for 20 consecutive trading days.  Accretion of the redeemable common stock toward its redemption amount was $6.3 million for fiscal 2003 and $2.1 million for fiscal 2002.

(6)

On March 13, 2003, TECH Semiconductor Singapore Pte. Ltd. (“TECH”), a memory manufacturing joint venture in which the Company is a shareholder, refinanced its then existing credit facility by entering into a new $250 million credit facility.  In connection therewith, $50 million previously pledged by the Company as cash collateral with respect to TECH’s credit facility was re-pledged and supplemented with an additional $50 million.  In the event the cash collateral is used to discharge obligations of TECH that are unpaid and due under the TECH credit facility, certain shareholders of

TECH have agreed to indemnify the Company for approximately one-half of the amount of the cash collateral used to satisfy such obligations.

(7)

During the second quarter of fiscal 2003, the Company incurred debt totaling $706 million, including $633 million for 2.5% Convertible Subordinated Notes due February 1, 2010 (the “Notes”).  The Notes are convertible through February 1, 2010, into approximately 53.7 million shares of the Company’s common stock at a conversion price of $11.79 per share.  The Company may redeem the Notes after February 6, 2006 at declining premiums to par.  See Note (8).

During the fourth quarter of fiscal 2003, the Company entered into an interest rate swap agreement, beginning August 29, 2003, to effectively swap the fixed interest rate on the Notes to a variable interest rate based on the 3-month LIBOR less 65 basis points (0.49% as of August 29, 2003).  The swap terminates after February 6, 2006 if the closing price of the Company’s common stock is at or exceeds $14.15.

(8)

Concurrent with issuance of the Notes, the Company purchased call spread options (the “Call Spread Options”), covering 53.7 million shares of the Company’s common stock, which is the number of shares issuable upon conversion of the Notes in full.  The Call Spread Options are designed to mitigate dilution from the conversion of the Notes and have a lower strike price of $11.79 and a higher strike price of $18.19.  The Call Spread Options may be settled at the Company’s option either in cash or net shares and expire on January 29, 2008.  The Call Spread Option transactions, including fees and costs of $109 million, are accounted for as capital transactions.

This press release contains forward-looking statements regarding manufacturing cost reductions in future periods and the Company’s ability to meet the milestones associated with the investment by Intel. Actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the documents the Company files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically the Company’s most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause the actual results for the Company on a consolidated basis to differ materially from those contained in our projections or forward-looking statements (www.micron.com). Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results.